Filed pursuant to Rule 433
Registration No. 333-163632

Royal Bank of Canada
$200,000,000
Senior Fixed Rate / Floating Rate Notes due December 20, 2013
Final Term Sheet
December 15, 2010
Terms and Conditions

Issuer:	Royal Bank of Canada

Note Type:	Senior Notes

Ratings:	Aa1 / AA- / AA (Stable / Positive / Positive)

Principal Amount:	USD $200,000,000

Trade Date:	December 15, 2010

Settlement Date:	December 20, 2010

Maturity Date:	December 20, 2013

Coupon:
0.77% per annum during the period from and including the Settlement Date to but excluding December 20, 2011 (the “fixed rate period”);
Three-month USD LIBOR (Telerate) plus 0.23% per annum, reset and payable quarterly, during the period from and including December 20, 2011 to but excluding the Maturity Date (the “floating rate period”)

Interest Payment Dates:
On June 20, 2011 and December 20, 2011 for interest accrued in respect of the fixed rate period, with following unadjusted business day convention;
On the 20th day of each March, June, September and December of each year during the floating rate period, commencing March 20, 2012, with adjusted modified following business day convention

Interest Determination Dates:	For the floating rate period, two London business days prior to the start of each Interest Payment Date, commencing with the Interest Payment Date occurring December 2011

Issue Price:	100.00%

Day Count Basis:	30/360 during the fixed rate period; Actual/360 during the floating rate period

Business Days:	London, New York, Toronto

Form of Offering:	SEC Registered Global Format

Listing:	None

Governing Law	Subject to New York law

Minimum Denominations:	$1,000 x $1,000

CUSIP / ISIN:	78008KWX7 / US78008KWX70

Lead Managers:	RBC Capital Markets

Settlement:	DTC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC, toll free at 1-866-375-6829.